As filed with the Securities and Exchange Commission on October 20, 2009
Registration No. 333-45542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated Republic Services, Inc.
Employee Stock Purchase Plan
(Full title of the plan)
Michael P. Rissman
Executive Vice President, General Counsel and Secretary
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
(Name and address of agent for service)
(480) 627-2700
(Telephone number, including
area code, of agent for service)
Copy to:
Jodi A. Simala
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
(312) 782-0600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     Republic Services, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 (Registration Statement No. 333-45542) filed on September 11, 2000 (the “2000 Registration Statement”), pertaining to common stock, par value $0.01 per share (the “Common Stock”) of the Company to be offered under the Amended and Restated Republic Services, Inc. Employee Stock Purchase Plan (the “1999 Plan”). A total of 1,000,000 shares of Common Stock were registered for issuance under the 1999 Plan pursuant to the 2000 Registration Statement. The 1999 Plan expired on March 30, 2009.
     On May 14, 2009, the Company’s stockholders approved the Republic Services, Inc. 2009 Employee Stock Purchase Plan (the “2009 Plan”). Pursuant to the 2009 Plan, shares of Common Stock reserved for issuance under the 1999 Plan that were not purchased by March 30, 2009 became available for issuance under the 2009 Plan. On June 5, 2009, the Company filed a Registration Statement on Form S-8 (Registration Statement No. 333-159779) (the “2009 Registration Statement”) pertaining to Common Stock to be offered under the 2009 Plan. A total of 1,500,000 shares of Common Stock were registered for issuance under the 2009 Plan pursuant to the 2009 Registration Statement, 423,735 shares of which were originally registered for issuance under the 1999 Plan and had not been purchased by March 30, 2009. Those 423,735 shares of Common Stock are hereby deregistered from the 2000 Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 20, 2009.

REPUBLIC SERVICES, INC.
By:	/s/ James E. O’Connor
	Name:	James E. O’Connor
	Title:	Chairman of the Board and Chief Executive Officer (principal executive officer)